Exhibit 99.1

Minim Reports Accelerating Revenue Growth of 45% in Q2 2021

Gross Margin Exceeds 30% on Increasing ASP and Solid Operational Execution; Completes Uplist to NASDAQ and $25 Million Public Offering

Manchester, NH, Aug. 16, 2021 (GLOBE NEWSWIRE) — via NewMediaWire — Minim, Inc. (NASDAQ: MINM) (“Minim”), the creator of intelligent networking products under the globally recognized Motorola brand, today reported second quarter financial results for the period ended June 30, 2021.

Q2 2021 Financial Highlights:

●	Net revenue of $14.9 million, up 45% year over year from $10.3 million in Q2 2020, exceeding the growth rate of 26% recorded in Q2 2020.
●	Revenue Bookings of $15.6 million; total deferred revenue as of June 30, 2021 increased 279% compared to Q1 2021.
●	Continued improvement in gross margin at 30.1%, up 940 basis points year-over-year compared to 20.7% in Q2 2020.
●	Net loss of $1.6 million, including a $500 thousand one-time material scrap expense within cost of goods sold marking the completion of a warehouse organization and optimization project and the use of increased air freight to meet the significant increase in Amazon Prime Day demand experienced by Minim this year, compared to a net loss of $1.5 million in Q2 2020 and a net loss of $546,000 in Q1 2021.

Recent Business Highlights

●	Amazon Prime Day sales exceeded the prior four years’ Prime Day performance combined.
●	Added retailers HSN, Home Depot, Lowes, Sam’s Club, and BJ’s Wholesale to its sales channels.
●	Awarded first of two software patents that are fundamental to intelligent WiFi.
●	Selected by South African service provider Vox to provide AI-driven cloud software platform, mobile app, and customer care portal to underpin their Vox Wi-Fi Home Manager offering on MikroTik routers; Minim’s mobile app offers subscribers WiFi management, network security, parental controls, and more.
●	Began trading as a NASDAQ listed company on July 7, 2021.
●	Closed a $25 million public offering of common stock for general corporate and working capital purposes, which may include new product development and expansion into global markets.
●	Completed trademark asset sale to Zoom Video Communications, Inc. for $4.0 million.

Gray Chynoweth, Chief Executive Officer of Minim, said, “Our second quarter results reflect accelerating momentum fueled by increasing adoption of our products, deeper market penetration, higher average price points for our bundled solutions and effective management of our supply chain. We delivered exceptional year-over-year growth at a rate of 45%, despite the second quarter typically being our seasonally slower quarter and the macro-level supply chain challenges that are impacting businesses globally. Our operational execution reinforces our confidence in continued growth and expansion to deliver meaningful value for our shareholders.”

Sean Doherty, Chief Financial Officer of Minim, commented, “Revenue Bookings grew by more than 50% year-over-year versus Q2 2020 elevating our deferred revenue balance by an additional $738,000 in the second quarter, reflecting increased sales of subscription services and extending our runway for future revenue recognition. The health of our balance sheet was reinforced with a capital raise of $25 million subsequent to quarter end, equipping us with the financial resources to invest in continued growth.”

Deferred revenue as of June 30, 2021 was $1.0 million compared with $0.3 million as of March 31, 2021.

Net loss in the second quarter of 2021 was $1.6 million compared to a net loss of $1.5 million in the second quarter of 2020. Sequentially, this compares to a net loss of $546,000 in the first quarter of 2021. Net loss per share on a GAAP basis for the second quarter of 2021 was ($0.04), compared with ($0.07) in the comparable period of Q2 2020, and ($0.02) in the prior quarter in Q1 2021.

Non-GAAP Adjusted EBITDA in the second quarter of 2021 was ($0.3) million when adjusted for $0.2 million in stock based compensation expense and $0.7 million of revenue bookings, a ($0.8) million year over year decrease compared to $0.5 million in the second quarter of 2020, which was normalized for $1.0 million of tariff expense and $0.9 million of air freight expense. On a sequential quarter over quarter basis, this represents a ($0.6) million decrease compared to a gain of $0.3 million in the first quarter of 2021.

At the end of Q2 2021, the company had $1.6 million cash, cash equivalents and restricted cash compared to $1.2 million at the end of Q1 2021. The company had $2.8 million in availability for borrowing under its $13.0 million credit facility at June 30, 2021. The Q2 2021 ending cash balance has been subsequently increased with the closing of the $25 million (gross proceeds) public offering.

Business Outlook

“Our trailing 12 month sales as of June 30th outperformed our product category in US retail by 17% according to NPD Group market research,” said Nicole Zheng, President and CMO of Minim. “This is evidence that we’re bringing stand-out products to market. We look forward to Back to School season sales and launching our powerful WiFi 6 product family and exciting mobile app features in the second half of the year. We continue to light up new and exciting retail sales channels in the U.S. and now India.”

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release contains the non-GAAP financial measures Adjusted EBITDA, which we define as GAAP net income (loss) plus depreciation of fixed assets and amortization of intangible assets, other (expense) income, net, income tax provision, Revenue Bookings (defined below), material one-time expenses and income, and stock-based compensation expenses, and Revenue Bookings, which we define as GAAP Revenue, which was $14.9 million for Q2 2021, plus the change in Deferred Revenue recorded within the financial reporting period being disclosed, which amounted to $0.7 million for Q2 2021.

We use these non-GAAP financial measures in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that these measures provide an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals.

Minim believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis. These supplemental financial measures exclude temporary supplemental air freight resulting from supply chain interruptions resulting from a global pandemic; China tariffs as the company believes these costs are not part of normal business operations (the imposed tariff rates increased mid-2019 from 10% to 25% on the value of imported goods and remained at 25% until the company relocated its manufacturing source from China to Vietnam by June 2020); costs incurred and related to the merger with Zoom Connectivity, Inc. as the company deems these costs as one-time in nature; and the one-time income from the forgiveness of the Payroll Protection Program loan.

These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

Conference Call Details Date/Time:

Minim will host a conference call today, August 16, 2021, at 8:30 a.m. ET to discuss these results. To participate, please access the live webcast at https://ir.minim.com, or by dialing (866) 393-7958 (US) or (706) 643-5255 (international) and referencing code 3495449.

A slide presentation will accompany management’s remarks and will be accessible five minutes prior to the start of the call via the following link: https://ir.minim.com. A recording of the call will also be made available afterwards through the investor information section of the company’s website.

About Minim

Minim, Inc. (NASDAQ: MINM) is the creator of intelligent networking products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola brand. Minim end users benefit from a personalized and secure WiFi experience, leading to happy and safe homes where things just work. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Grace McElroy at (914) 643-5260 or grace@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the merger; the potential increase in tariffs on the company’s imports; potential difficulties and supply interruptions from moving the manufacturing of most of the company’s products to Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.

MINIM, INC.

Consolidated Balance Sheet

(Unaudited)

(in thousands, except share data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$812	$772
Restricted cash	750	800
Accounts receivable, net	9,255	9,203
Inventories, net	19,579	16,505
Prepaid expenses and other current assets	304	399
Total current assets	30,700	27,679

Equipment, net	634	455
Operating lease right-of-use assets, net	91	87
Goodwill	59	59
Intangible assets, net	333	389
Other assets	846	942
Total assets	$32,663	$29,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank credit line	$7,229	$2,442
Accounts payable	12,205	11,745
Current maturities of long-term debt	60	65
Current maturities of operating lease liabilities	93	66
Accrued expenses	5,045	7,465
Deferred revenue, current	350	––
Total current liabilities	$24,982	$21,783

Long-term debt, less current maturities	––	15
Operating lease liabilities, less current maturities	––	22
Deferred revenue, noncurrent	653	––
Total liabilities	$25,635	$21,820

Stockholders’ equity
Common stock: Authorized: 40,000,000 shares at $0.01 par value; issued and outstanding: 35,631,239 shares at June 30, 2021 and 35,074,922 shares at December 31, 2020, respectively	356	351
Additional paid in capital	65,858	64,527
Accumulated deficit	(59,186)	(57,087)
Total stockholders’ equity	7,028	7,791
Total liabilities and stockholders’ equity	$32,663	$29,611

MINIM, INC.

Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$14,893	$10,273	$29,911	$22,228
Cost of sales	10,415	8,149	20,329	17,009
Gross profit	4,478	2,124	9,582	5,219

Operating expenses:
Selling and marketing	3,209	2,283	6,383	4,638
General and administrative	1,327	716	2,404	1,544
Research and development	1,386	644	2,775	1,297
Total operating expenses	5,922	3,643	11,562	7,479

Operating loss	(1,444)	(1,519)	(1,980)	(2,260)

Other income (expense):
Interest income (expense), net	(78)	(3)	(106)	(7)
Other income (expense), net	––	1	20	––
Total other income (expense)	(78)	(2)	(86)	(7)

Loss before income taxes	(1,522)	(1,521)	(2,066)	(2,267)

Income taxes	32	7	33	13

Net loss	$(1,554)	$(1,528)	$(2,099)	$(2,280)

Net loss per share:
Basic and diluted	$(0.04)	$(0.07)	$(0.06)	$(0.10)

Basic and diluted weighted average common and common equivalent shares	35,482	22,275	35,369	21,776

MINIM, INC.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,
	2021	2020

GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net loss	$(1,554)	$(1,528)
Add: Other income and taxes	110	8
Add: Depreciation and Amortization	170	32
GAAP-based EBITDA	(1,274)	(1,488)
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	738	––
Add: Tariffs and air freight	––	1,920
Add: Stock-based compensation expense	211	68
Total adjustments	949	1,988
Non-GAAP-based Adjusted EBITDA	$(325)	$500

	Six Months Ended June 30,
	2021	2020
GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net loss	$(2,099)	$(2,280)
Add: Other income and taxes	119	20
Add: Depreciation and Amortization	337	67
GAAP-based EBITDA	(1,643)	(2,193)
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	1,003	––
Add: Tariffs and air freight	––	3,413
Add: Stock-based compensation expense	616	195
Total adjustments	1,619	3,608
Non-GAAP-based Adjusted EBITDA	$(24)	$1,415